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                         [NAME OF FUND]

                       DISTRIBUTION PLAN


          Introduction:  It has been proposed that the above-captioned investment company (the "Fund") adopt a Distribution Plan (the "Plan") in accordance with Rule 12b-1, promulgated under the Investment Company Act of

1940, as amended (the "Act"), with respect to Service shares of (a) each series of the Fund set forth on Exhibit A hereto, as such Exhibit may be revised from time to time, or (b) if no series are set forth on such Exhibit,

the Fund.  Under the Plan, the Fund would pay the Fund's distributor (the

"Distributor") for (i) advertising, marketing and distributing Service shares and (ii) providing services to holders of Service shares.  The Distributor would be permitted to pay third parties in respect of these services.  If this proposal is to be implemented, the Act and said Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the Fund.

          The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to the Fund's

Service shares for such purposes.

          In voting to approve the implementation of such a plan, the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and holders of its Service shares.

          The Plan:  The material aspects of this Plan are as follows:

              1.  The Fund shall pay to the Distributor a fee at the annual rate set forth on Exhibit A hereto of the value of the Fund's average daily net assets attributable to its Service shares for (i) advertising, marketing and distributing Service shares and (ii) the provision of personal services to shareholders and/or the maintenance of shareholder accounts with respect to such shares.  The Distributor may pay third parties a fee in respect of these services.  The Distributor shall determine the amounts to be paid to third parties and the basis on which such payments will be made.  Payments to third parties are subject to compliance by each such party with the terms of any related Plan agreement between it and the Distributor.

          2.  For the purposes of determining the fees payable under this

Plan, the value of the Fund's net assets attributable to Service shares shall be computed in the manner specified in the Fund's charter documents as then in effect for the computation of the value of the Fund's net assets attributable to such shares.

          3.  The Fund's Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan.  The report shall state the purpose for which the amounts were expended.

          4.  This Plan will become effective at such time as is specified by the Fund's Board, provided the Plan is approved by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

          5.  This Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods,

provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

          6.  This Plan may be amended at any time by the Fund's Board,

provided that (a) any amendment to increase materially the costs which the

Fund may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the Fund's outstanding Service shares,

and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

          7.  This Plan is terminable without penalty at any time by (a) vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) vote of the holders of a majority of the

Fund's outstanding Service shares.

          8.  For Funds that are Massachusetts business trusts:  The obligations hereunder and under any related Plan agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Board member, officer or shareholder of the Fund individually.



Dated:  _________, 2000

                           EXHIBIT A



                                               Fee as a Percentage of
Name of Series                                 Average Daily Net Assets